[Schulte Roth & Zabel LLP Letterhead]





Writer's Direct Number                                   Writer's E-mail Address
(212) 756-2131                                            george.silfen@srz.com





                                  July 17, 2008




VIA EDGAR

John Ganley
Division of Investment Management
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-0505

        Re: BNY/Ivy Multi-Strategy Hedge Fund LLC (the "Fund")
            Post-Effective Amendment No. 5 to Registration Statement on Form N-2 (File Nos. 333-125447 and 811-21247)
            ------------------------------------

Dear Mr. Ganley:

              The Fund will file a new Registration Statement on Form N-2 on or prior to July 26, 2008, unless the Fund receives guidance, formal or informal, indicating the absence of a need to make the filing.

              Please call the undersigned at (212) 756-2131 with any questions or comments.

                                                     Very truly yours,

                                                     /s/ George M. Silfen, Esq.
                                                     --------------------------
                                                     George M. Silfen, Esq.